UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
 Securities Exchange Act of 1934
April 28, 2016
 Date of Report (date of earliest event reported)
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OpGen, Inc.
(Exact name of Registrant as specified in its charter)
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Delaware (State or other jurisdiction of incorporation or organization)	001-37367 (Commission File Number)	06-1614015 (I.R.S. Employer Identification Number)

708 Quince Orchard Road, Suite 205
Gaithersburg, MD 20878
(Address of principal executive offices)
(240) 813-1260
(Registrant’s telephone number, including area code)
Not Applicable
 (Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  —  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 28, 2016, the Board of Directors of, OpGen, Inc. (the “Company”) made a stock option award to Evan Jones, the Company’s Chief Executive Officer and Chair of the Board.  The Compensation Committee of the Board of Directors and the Board of Directors made this retentive incentive stock option award because they believe it is appropriate to compensate Mr. Jones for his current and future services to the Company in the role of CEO.  The non-qualified stock option award to acquire 766,500 shares of common stock represents approximately 6% of outstanding shares of common stock as of the record date.  The stock option grant has an exercise price of $1.35 per share, which is the fair market value of the common stock on the date of grant, a ten year term and a vesting schedule of 25% vesting of the award on the first annual anniversary of the date of grant and then 6.25% vesting each quarter thereafter over three additional years.  The plan under which the award was made incorporates by reference the provisions of the Company’s 2015 Equity Incentive Plan applicable to stock option awards.
The stock option award is contingent on receipt of stockholder approval, as the award was made outside of the Company’s stockholder-approved incentive plans.  If the stockholders do not approve the award, the stock option award will terminate.  No vesting of the award will occur under any circumstance prior to receipt of stockholder approval.  The Company submitted a proposal to stockholders to approve the award at the Company’s Annual Meeting to be held on June 22, 2016.
Item 9.01 —  Financial Statements and Exhibits.
Exhibit No.	Description
10.1	OpGen, Inc. 2015 Equity Incentive Plan (incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement on Form S-1, Amendment No. 2, filed with the SEC on April 6, 2015).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

OpGen, Inc.

Date: May 2, 2016	/s/ Timothy C. Dec
Timothy C. Dec
Chief Financial Officer